EXECUTION VERSION - CONFIDENTIAL

Exhibit 10.1

CERTAIN CONFIDENTIAL INFORMATION, MARKED BY [***] HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

AKILI INTERACTIVE LABS, INC.

ADVISOR AGREEMENT

This Advisor Agreement (“Agreement”) is made and entered into as of October 5, 2023 (the “Effective Date”), by and between Akili Interactive Labs, Inc., a Delaware corporation (“Company”), and W. Edward Martucci II, Ph.D. (“Consultant” or “Dr. Martucci” or “You”).

INTRODUCTION

Company is a legal entity with the objective of commercializing technologies related to interactive game software, videogame-based software, and other software-based products (the “Technologies”) for cognitive monitoring, cognitive screening, cognitive assessment, cognitive training, cognitive intervention, or other therapeutic or diagnostic purposes (the “Field”).

Company plans to retain the services of the Consultant as a consultant to the Company.

The Consultant desires to serve as a Consultant to the Company.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.
Services

(a) Consultant agrees to provide such consulting and related services for the Company as and when reasonably requested by, or at the direction of, the Chief Executive Officer of the Company, including (i) such times and services as are expressly requested by the Chief Executive Officer of the Company and agreed to in writing by Dr. Martucci, which are anticipated to be approximately 40 hours per week for the period beginning on the Effective Date and ending on December 31, 2023 and (ii) such times and services as are expressly requested by the Chief Executive Officer of the Company and agreed to in writing by Dr. Martucci for the period beginning January 1, 2024 through the termination or expiration of this Agreement. Consultant agrees only to provide such services when specifically requested in writing by the Company.

(b) Consultant will comply with all policies, rules, and regulations adopted by the Company that are made known to the Consultant.

2.
Term

EXECUTION VERSION - CONFIDENTIAL

(a)
This Agreement shall commence upon the Effective Date and remain in effect for one (1) year from the Effective Date first written above (the “Initial Consultation Period”), unless earlier terminated by either party by providing written notice to the other party.
(b)
After the Initial Consultation Period expires, this Agreement may be renewed on a month-to-month basis or on such other basis as Consultant and the Company may mutually agree in writing (each, a “Renewal Consultation Period”), provided that if no such Renewal Consultation Period is mutually agreed in writing by Consultant and the Company, this Agreement will terminate at the end of the Initial Consultation Period or the then-current Renewal Consultation Period, as applicable.
(c)
The provisions of Sections 4, 5, 6, 7, and 9 of this Agreement shall survive the expiration or termination of this Agreement.
3.
Compensation; Treatment of Equity Awards

(a) (i) The Company shall pay Consultant fees at a rate of $46,785 per month (the “Initial Fees”) from the Effective Date through December 31, 2023 for services as shall be requested by the Chief Executive Officer of the Company and mutually agreed in writing by Consultant; provided, however, that the Initial Fees shall be (i) reduced by all applicable taxes and withholdings as determined by the Company in its sole discretion, (ii) paid to Dr. Martucci in accordance with the Company’s regular payroll practices and (iii) subject to a pro rata adjustment for any partial calendar month;

(ii) The Company shall pay Consultant fees at a rate of $500 per hour (the “Hourly Fees”) beginning January 1, 2024 through the termination of this Agreement; provided, however, that the Chief Executive Officer of the Company must first request of Consultant and approve in writing any such services in advance; and provided further, however, that Consultant shall provide to Company an invoice (together with a brief description of the time spent and the services provided) requesting such payment for the Hourly Fees;

(iii) Notwithstanding anything to the contrary in this Agreement, the Company shall not pay any Initial Fees or Hourly Fees to Dr. Martucci earlier than the date that is eight (8) days after Dr. Martucci’s timely execution, return and non-revocation of the Release of Claims as set forth in Exhibit A of this Agreement (the “Release”).

(b) The Company shall reimburse the Consultant for all reasonable and necessary expenses incurred or paid by the Consultant in connection with, or related to, the performance of consulting services hereunder; provided, however, that the Company must first approve in writing any such expenses. Company will make payments for the Hourly Fees earned within sixty (60) days of receipt of an invoice therefor from the Consultant. Consultant shall not be entitled to any benefits, coverages, or privileges, under any benefit or employee plan maintained by the Company.

(c) Forfeiture of Certain Equity Awards. Dr. Martucci hereby agrees that upon execution of this Agreement and as of the Effective Date of this Agreement, seventy-five (75%) of the November 2, 2022 equity grant to Dr. Martucci of 2,988,832 (i.e. 2,241,624) performance-based (tied to stock price targets) restricted stock units (the “PSUs”) under the Akili, Inc. 2022

EXECUTION VERSION - CONFIDENTIAL

Stock Option and Incentive Plan (the “2022 Plan”) shall be and such 2,241,624 performance-based restricted stock units are hereby forfeited by Dr. Martucci (with such forfeiture calculation to be made on a pro rata basis across the various stock price targets underlying such PSUs). The remaining PSUs, as well as any other equity awards outstanding as of the date of this Agreement, shall remain outstanding and eligible to vest in accordance with their terms. For the avoidance of doubt, during the Initial Consultation Period and any Renewal Consultation Period, Dr. Martucci shall be deemed to have a continued “Service Relationship” (as defined in the 2022 Plan) for purposes of any awards granted to Dr. Martucci under the 2022 Plan and continuous service for purposes of awards granted to Dr. Martucci under the Company’s Amended and Restated 2011 Stock Incentive Plan.

4.
Confidentiality; Publicity; Insider Trading
(a)
Consultant acknowledges that Consultant’s relationship with Company is one of high trust and confidence and that in the course of Consultant’s service to Company, Consultant will have access to and contact with confidential and proprietary information of Company and of Company’s partners, users, and customers (“Proprietary Information”). Consultant agrees that Consultant will not, during the Initial Consultation Period or any Renewal Consultation Period, or at any time thereafter, disclose to any other person or entity, or use for Consultant’s benefit or the benefit of any third party, any Proprietary Information or Inventions (as defined below). Consultant agrees to only use Proprietary Information and Inventions for the purposes of performing Consultant’s services under this Agreement. Consultant shall use the Consultant’s best efforts to preserve the confidentiality of, and prevent unauthorized publication or disclosure of, any of the Proprietary Information.
(b)
Upon termination of this Agreement or at any other time upon request by Company, the Consultant shall promptly deliver to Company all Proprietary Information, any Company equipment and/or materials, and Inventions, including but not limited to all documents, materials, equipment, and items embodying Proprietary Information and/or Inventions.
(c)
Upon termination of this Agreement or at any other time upon request by Company, Consultant shall permanently and irrevocably remove and/or delete any Company-related information, data, or materials from any personal devices, servers, or files.
(d)
Consultant represents that his performance of the terms of this Agreement does not, and will not, breach any agreement to which the Consultant is a party or any policy by which the Consultant is bound. Consultant shall not disclose to Company any trade secrets or confidential or proprietary information of any other party.
(e)
Publicity. Consultant shall not, and shall not facilitate any third parties to, use the Company’s name, product name(s), marks, trademarks, service marks, trade names, symbols, logos, or designs, in any advertising, publicity, or press release, or make or facilitate any other public statement about the Company, in each case without the express prior written approval of the Company.

EXECUTION VERSION - CONFIDENTIAL

(f)
Insider Trading. Consultant acknowledges that Consultant may, in connection with this Agreement, become aware of material non-public information regarding the Company, and that national, state, and other applicable securities laws prohibit Consultant and its immediate family members from purchasing or selling any securities on the basis of such material non-public information and from assisting any others to do so. Consultant agrees that it shall not violate, and shall inform its immediate family members that they must not violate, any applicable law or regulation bearing on trading in securities of Company.

5.
Invention

(a) All inventions, discoveries, data, technology, designs, innovations, and improvements (whether or not patentable and whether or not copyrightable) related to the business of the Company, which are made, conceived, written, designed, or developed by the Consultant as a direct result of the performance of services under this Agreement, solely or jointly with others, and whether during normal business hours or otherwise (“Inventions”), shall be the sole property of the Company. Consultant agrees to assign and hereby assigns to the Company all Inventions and any and all related patents, copyrights, trademarks, trade names, and other industrial and intellectual property rights and applications therefor, in the United States and elsewhere, and appoints any officer of the Company as his duly authorized attorney to execute, file, prosecute, and protect the same before any government agency, court or authority. Consultant hereby waives all claims to moral rights in all Inventions. Upon the request of the Company and at the Company’s expense, the Consultant shall execute such further assignments, documents, and other instruments as may be necessary or desirable to fully and completely assign all Inventions to the Company and to assist the Company in applying for, obtaining, and enforcing patents or copyrights or other rights in the United States and in any foreign country with respect to any Invention.

(b) Consultant shall promptly disclose to the Company all Inventions and will maintain adequate and current written records (in the form of notes, sketches, drawings, or in such form as may be specified by the Company) to document the conception and/or first actual reduction to practice of any Invention. Such written records shall be available to and remain the sole property of the Company at all times.

6.
Conflict of Interest

6.1.
During the Initial Consultation Period or any Renewal Consultation Period and for a period of one (1) year following the expiration or termination of the Initial Consultation Period or any Renewal Consultation Period, the Consultant shall not, directly or indirectly, without the prior written consent of Company:

(a)
recruit, solicit, or induce, or attempt to induce, any employee or employees of Company to terminate their employment with, or otherwise cease their relationship with, Company, as the case may be;

EXECUTION VERSION - CONFIDENTIAL

(b)
divert or take away, or attempt to divert or to take away, the business or patronage of any of the clients, customers, corporate partners, or licensors of Company, or prospective clients, customers, corporate partners, or licensors which were contacted, solicited, or served by Company, as the case may be, during the Initial Consultation Period or any Renewal Consultation Period; or

(c)
make or encourage others to make any statement or release any information that is intended to, or reasonably could be foreseen to, disparage, defame, or embarrass the Company or any of its employees, officers, directors, partners, members, or stockholders; provided that, notwithstanding the foregoing, nothing in this Agreement prevents Consultant from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination.

6.2.
If any restriction set forth in this Section 6 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities, or geographic area as to which it may be enforceable.

7.
Remedies. Consultant acknowledges and agrees that the agreements and restrictions contained in Sections 4, 5, 6, 8, and 9 are necessary for the protection of the business and goodwill of Company and are reasonable for such purpose. Consultant acknowledges and agrees that any breach of the provisions of Section 4, 5, 6, 8, or 9 may cause Company substantial and irreparable damage for which Company cannot be adequately compensated by monetary damages alone, and, therefore, in the event of any such breach, in addition to such other remedies which may be available, Company shall have the right to seek specific performance and injunctive relief without the necessity of proving actual damages.

8.
Independent Contractor Status

(a) Consultant shall perform all services under this Agreement as an “independent contractor” and not as an employee or agent of Company.

(b) Consultant is responsible for all taxes (federal, state, and local) due with respect to the compensation paid or payable pursuant to this Agreement and shall indemnify and hold Company and its officers and directors harmless from and against all such liabilities.

(c) Consultant is not authorized to create any liability, obligation, or responsibility, express or implied, on behalf of, or in the name of, Company, or to bind Company in any manner.

9.
Miscellaneous

EXECUTION VERSION - CONFIDENTIAL

(a)
Consultant Insurance Requirements. If requested at any time by Company, Consultant shall maintain at its sole expense sufficient liability insurance, workers compensation insurance, and other applicable insurance covering the performance of the services hereunder. Such aforementioned insurance coverage shall have limits and terms reasonably satisfactory to Company and in accord with all state, local, and federal laws, regulations, and requirements, and Company may require Consultant to provide to Company one or more certificates of insurance evidencing all such coverage.

(b) All demands, notices, requests, consents, and other communications required or permitted under this Agreement shall be in writing and shall be personally delivered or sent by reputable commercial overnight delivery service (including Federal Express and U.S. Postal Service overnight delivery service) or deposited with the U.S. Postal Service mailed first class, registered or certified mail, postage prepaid, as set forth below. Any notice from Company to Consultant may be given via mail or courier, or via email to Consultant.

If to Consultant:

W. Edward Martucci II, Ph.D.

[***]

[***]
[***]

If to Company:

Akili Interactive Labs, Inc.

Attn: Legal Department

125 Broad Street, 5th floor

Boston, Massachusetts 02110

cc: legal@akiliinteractive.com

Notices shall be deemed given upon the earlier to occur of: (i) receipt by the party to whom such notice is directed; (ii) on the first business day (other than a Saturday, Sunday, or legal holiday in the jurisdiction to which such notice is directed) following the day the same is deposited with the commercial courier if sent by commercial overnight delivery service; or (iii) the fifth day (other than a Saturday, Sunday, or legal holiday in the jurisdiction to which such notice is directed) following deposit thereof with the U.S. Postal Service as aforesaid. Each party, by notice duly given in accordance therewith, may specify a different address for the giving of any notice hereunder.

(c) This Agreement: (i) may be executed in any number of counterparts, each of which, when executed by both parties to this Agreement, shall be deemed to be an original, and all of which counterparts together shall constitute one and the same instrument; (ii) shall be governed by and construed under the laws of the Commonwealth of Massachusetts applicable to contracts made, accepted, and performed wholly within the Commonwealth of Massachusetts, without application of principles of conflicts of law; (iii) may be amended, modified, or terminated, and any right under this Agreement may be waived in whole or in part, only by a

EXECUTION VERSION - CONFIDENTIAL

writing executed by both Company and the Consultant; (iv) contains headings only for convenience, which headings do not form part, and shall not be used in construction, of this Agreement; (v) shall bind and inure to the benefit of the parties and their respective legal representatives, permitted successors, and permitted assigns; and (vi) is not intended to inure to the benefit of any third-party beneficiaries.

(d) Company may freely assign its rights and obligations hereunder without the consent of the Consultant. The Consultant shall not assign it rights or obligations hereunder, or utilize any other persons or subcontracts for performance of the services, without the prior written consent of Company.

(e) Waiver of any provision of this Agreement, in whole or in part, in any one instance shall not constitute a waiver of any other provision in the same instance, nor any waiver of the same provision in another instance, but each provision shall continue in full force and effect with respect to any other then-existing or subsequent breach.

(f) This Agreement constitutes the entire agreement of the parties with respect to its subject matter, superseding all prior oral and written communications, proposals, negotiations, representations, understandings, courses of dealing, agreements, contracts, and the like between the parties in such respect.

[Page Intentionally Blank.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their truly authorized representatives as of the day and year set forth above.

AKILI INTERACTIVE LABS, INC.

By: /s/ Matthew Franklin

Name: Matthew Franklin

Title: President and Chief Executive Officer

CONSULTANT

By: /s/ W. Edward Martucci II

W. Edward Martucci II, Ph.D.

Exhibit A

Release of Claims

You understand that neither this Agreement nor the course of your prior employment with the Company or its affiliates, or any other service to the Company or its affiliates, give or gave you any right, continuing or otherwise, to the revenues and/or profits of the Company and/or any other Releasee (as defined below) or any other interest, economic or otherwise, in the Company and/or any other Releasee (as defined below).

You acknowledge and represent that, other than the consideration set forth in this Agreement, the Company has paid or provided all salary, wages, bonuses, accrued vacation/paid time off, premiums, leaves, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, earned commissions or other earned incentive compensation, stock, stock options or other equity awards, vesting, and any and all other benefits and compensation due to you, including, without limitation, any compensation and/or other benefits under the Company’s Amended and Restated Executive Severance Plan. You specifically represent that you are not due to receive any commissions or other incentive compensation from the Company other than as set forth in this Agreement.

You agree that the foregoing consideration represents settlement in full of all outstanding obligations owed to you by the Company and its current and former officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries, and predecessor and successor corporations and assigns (collectively, the “Releasees”). In consideration for, among other terms, the consideration under this Agreement, to which you acknowledge you would otherwise not be entitled, you, on behalf of yourself and your heirs, family members, executors, agents, administrators, representatives, successors and assigns (together with you, the “Releasors”), voluntarily release and forever discharge the Releasees from, and agree not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, demand, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that you may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date of this Agreement. You acknowledge that you have been advised to consultant with legal counsel and that you are familiar with the principle that a general release does not extend to claims that the Releasor does not know or suspect to exist in his favor at the time of executing the release, which, if known by him, might have materially affected his settlement with the Releasees. Being aware of said principle, you agree to expressly waive any rights you may have to that effect, as well as under any other statute or common law principles of similar effect.

Nothing contained in this Agreement limits your ability to (i) file a charge or complaint with any federal, state or local governmental agency or commission (a “Government Agency”), (ii) communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including your ability to provide documents or other information, without notice to the Company, (iii) provide truthful testimony in litigation, (iv) discuss or disclose information about unlawful acts in the workplace, such as sexual harassment, sexual assault, discrimination or any other conduct you have reasons to believe is unlawful; or (v) exercise any rights you may have under Section 7 of the National Labor Relations Act, including, without limitation, discussing any labor issue, dispute or term or condition of employment as part of engaging in concerted activities for the purpose of mutual aid or protection. If a Government Agency of any other third party pursues any claim on your behalf, you waive any right to monetary or other individualized relief (either individually or as part of any collective or class action), but the Company will not limit any right you may have to receive an award pursuant to the whistleblower provisions of any applicable law or regulation for providing information to the SEC or any other Government Agency.

Notwithstanding the foregoing, you are not releasing the Company hereby from: (i) any obligation to indemnify you pursuant to the Akili, Inc. Certificate of Incorporation and Akili, Inc. Bylaws, any valid fully executed indemnification agreement with Akili, Inc. or the Company, applicable law, or applicable directors and officers liability insurance; (ii) any claims that cannot be waived by law; or (iii) any obligations incurred under this Agreement.

You acknowledge that you have been given at least twenty-one (21) days to consider this Release of Claims, and that the Company is hereby advising you to consult with an attorney of your own choosing prior to signing this Release of Claims. You understand that you may revoke this Release of Claims for a period of seven (7) days after you sign this Release of Claims by notifying the Chief Executive Officer of the Company in writing, and the Release of Claims shall not be effective or enforceable until the expiration of this seven (7) day revocation period. You understand and agree that by entering into this Release of Claims, you are waiving any and all rights or claims you might have under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, and that you have received consideration beyond that to which you were previously entitled.

IN WITNESS WHEREOF, the Parties, intending to be legally bound, have executed this Release of Claims on the date(s) indicated below.

Akili Interactive Labs, Inc.

/s/ Matthew Franklin___________________________October 5, 2023___________

Matthew Franklin Date

President and Chief Executive Officer

TO BE SIGNED ON OR BEFORE October 26, 2023.

I hereby agree to the terms and conditions set forth above. I have been given at least twenty-one (21) days to consider this Release of Claims and I have chosen to execute this on the date below. I intend that this Release of Claims will become a binding agreement between me and the Company if I do not revoke my acceptance in writing to the Chief Executive Officer of the Company within seven (7) days.

/s/ W. Edward Martucci II______________________October 5, 2023___________

W. Edward Martucci II, Ph.D. Date